UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)                            May 11, 2018

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

170 North Radnor-Chester Road, Suite 200, Radnor, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code                                  610-293-0600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On May 11, 2018, Safeguard Scientifics, Inc. (“Safeguard”), certain subsidiaries of Safeguard, which consist of Safeguard Scientifics (Delaware), Inc., Safeguard Delaware, Inc., Safeguard Technologies, Inc., SFE Properties, Inc., Safeguard Capital Management, Inc., SSI Partnership Holdings, (Pennsylvania), Inc., SSI Management Company, Inc., Safeguard Fund Management, Inc., Safeguard Delaware II, Inc. and Safeguard PM SPV, Inc. (collectively, the “Guarantors”), HPS Investment Partners, LLC (“HPS”) and certain other lenders party thereto entered into a Second Amendment to Loan and Guaranty Agreement and Lien Reaffirmation Agreement (the “Amendment”), which amends certain provisions of the Loan and Guaranty Agreement dated as of May 11, 2017, as amended, among Safeguard, the Guarantors, HPS and the other lenders party thereto (the “Loan Agreement”).

At the time of the execution of the Loan Agreement, Safeguard, the Guarantors and HPS also entered into a Pledge and Security Agreement dated as of May 11, 2017 (the “Security Agreement”). No amendments were made to the Security Agreement.

In connection with entering into the Amendment, Safeguard intends to pay in full and retire its 5.25% convertible senior debentures due on May 15, 2018.

The material terms of the Amendment are as follows:

First Lien Loan

The principal amount of indebtedness available to be borrowed by Safeguard under the Loan Agreement has been increased from $75,000,000 to $100,000,000 (the “Loan”). The Loan consists of (i) a first lien term loan in the principal amount of $85,000,000 (the “Term Loan”), $50,000,000 of which was outstanding prior to entering into the Amendment and $35,000,000 of which was drawn in connection with the consummation of the Amendment, and (ii) a first lien revolving loan in the principal amount of up to $15,000,000 (the “Revolving Loan”). Safeguard may borrow under the Revolving Loan until December 30, 2018. No amounts may be borrowed under the Revolving Loan after December 30, 2018. Any amounts borrowed under the Revolving Loan will be subject to the same repayment terms as amounts borrowed under the Term Loan.

The Loan will continue to be secured by all of Safeguard’s assets in accordance with the terms of the Loan Agreement and the Security Agreement.

Certain Closing Fees

The Amendment requires the payment by Safeguard to HPS of a closing fee in the amount of $625,000 and an amendment fee in the amount of $750,000.

Amendments to Certain Repayment Terms

If, as of any quarter end date, the aggregate amount of Safeguard’s cash or cash equivalents exceeds $50,000,000, Safeguard will be required to prepay outstanding principal amounts under the Loan, plus any applicable interest and prepayment fees, in an amount equal to 100% of such excess.

Amendments to Certain Negative Covenants

Safeguard is permitted to make deployments to only existing partner companies and such deployments may not exceed, when combined with deployments between January 1, 2018 and the date of the Amendment, $40,000,000 in the aggregate.

Safeguard is not permitted to incur or pay for any expenses (which shall exclude severance payments in any form, any interest expense in respect of permitted indebtedness, depreciation and stock-based compensation in accordance with the terms of the Loan Agreement) in an amount that would cause the aggregate expenses incurred and/or paid in any twelve-month period after the date of the Amendment (or such shorter period as has elapsed since the date of the Amendment) to exceed $11,500,000.

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The Loan Agreement restricts Safeguard’s ability to repurchase shares of its outstanding common stock and/or issue dividends until such time as the Loan is repaid in full.

Amendments to Certain Affirmative Covenants

Safeguard is no longer required to maintain a specific tangible net worth. In addition, Safeguard is no longer required to comply with certain diversification requirements and concentration limits with respect to Safeguard’s capital deployments to its partner companies.

The information set forth above is qualified in its entirety by reference to the Amendment attached hereto as Exhibit 10.1, which exhibit is incorporated herein by reference.   The Loan Agreement and the Security Agreement are filed as exhibits to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2017.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Second Amendment to Loan and Guaranty Agreement and Lien Reaffirmation Agreement dated as of May 11, 2018 by and among HPS Investment Partners, LLC, Safeguard Scientifics, Inc. and certain of its wholly owned subsidiaries referenced above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated: May 11, 2018	By:	/s/ BRIAN J. SISKO
Brian J. Sisko
Chief Operating Officer, Executive Vice President and Managing Director

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